SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )
[X]      Filed by the Registrant
[ ]      Filed by a Party other than the Registrant
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12
          Swift Energy Managed Pension Assets Partnership 1990-D, Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                              Swift Energy Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]      $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)
         (2) or Item  22(a)(2) of  Schedule  14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(4).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $15.46 - $21.11. Estimate based on estimated value of the underlying assets.

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

[X]      Fee paid previously with preliminary materials.
[ ]      Check box if any   part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1) Amount Previously Paid:

          2) Form, Schedule or Registration Statement No.:

          3) Filing Party:

          4) Date Filed:

                                October 15, 1997



Dear Limited Partner:

      Enclosed is a proxy statement and related information pertaining to a proposal to sell all of the Partnership's properties and dissolve and liquidate the Partnership. In order for the sale and liquidation to take place, Limited Partners holding at least 51% of the outstanding Units must approve this proposal. It is important that you review the enclosed materials before voting on the proposal. The Managing General Partner recommends that you vote in favor of such sale and liquidation for a number of reasons. See "The Proposal--Reasons for the Proposal" and "--Recommendation of the Managing General Partner."

      SWIFT ENERGY MANAGED PENSION ASSETS PARTNERSHIP 1990-D, LTD. has been in existence for almost seven years, and most of the properties underlying its net profits interest were purchased by early 1991. No capital is available for any enhancement activities on the properties in which the Partnership owns non-operating interests or to produce the proved non-producing reserves on those properties. The Partnership's interest in proved producing reserves at December 31, 1996 was only 506,000 Mcfe. Thus, even if oil and gas prices were unusually high, there would be little impact upon the Partnership's ultimate economic performance. See "The Proposal--Partnership Financial Performance and Condition." To continue operation of the Partnership means that Partnership direct and administrative expenses (such as costs of audits, reserve reports, and Securities and Exchange Commission filings), as well as the cost of operating the properties in which the Partnership owns an interest, will continue while revenues continue to decrease, which may decrease the ultimate funds available for Limited Partners. See "The Proposal--Estimates of Liquidating Distribution Amount." Liquidation of the Partnership's remaining assets at this time will accelerate the receipt by the partners of the remaining cash value of the Partnership.

      If Limited Partners holding at least 51% of the Units approve this proposal, the Managing General Partner will attempt to complete the sale of all Partnership properties by the end of the first quarter of 1998.

      Included in this package are the most recent financial and other information prepared regarding the Partnership. If you need any further material or have questions regarding this proposal, please feel free to contact the Managing General Partner at (800) 777-2750.

      We urge you to complete your Proxy and return it immediately, as your vote is important in reaching a quorum necessary to have an effective vote on this proposal. Enclosed is a green Proxy, along with a postage-paid envelope addressed to the Managing General Partner for your use in voting and returning your Proxy. Thank you very much.

                                                     SWIFT ENERGY COMPANY,
                                                     Managing General Partner
                                                     /S/ A. Earl Swift
                                                     ------------------------
                                                     A. Earl Swift
                                                     Chairman

          Swift Energy Managed Pension Assets Partnership 1990-D, Ltd.
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700

                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                          To be held November 25, 1997


      Notice is hereby given that a special meeting of limited partners of Swift Energy Managed Pension Assets Partnership 1990-D, Ltd. (the "Partnership") will be held at 16825 Northchase Drive, Houston, Texas, on Tuesday, November 25, 1997 at 4:00 p.m. Central Time to consider and vote upon:

   The adoption of a proposal for (a) sale of substantially all of the assets of the Partnership (consisting of its net profits interest), and (b) the dissolution, winding up and termination of the Partnership (the
   "Termination"). All asset sales and the Termination comprise a single proposal (the "Proposal"), and a vote in favor of the Proposal will constitute a vote in favor of each of these matters.

      A record of limited partners of the Partnership has been taken as of the close of business on October 15, 1997, and only limited partners of record on that date will be entitled to notice of and to vote at the meeting, or any adjournment thereof.

      If you do not expect to be present in person at the meeting or prefer to vote by proxy in advance, please sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope which has been provided for your convenience. The prompt return of the proxy will ensure a quorum and save the Partnership the expense of further solicitation.

                                                     SWIFT ENERGY COMPANY,
                                                     Managing General Partner
                                                     /S/ John R. Alden
                                                     ------------------------

                                                     JOHN R. ALDEN
                                                     Secretary
October 15, 1997

          Swift Energy Managed Pension Assets Partnership 1990-D, Ltd.
                        16825 Northchase Drive, Suite 400
                            Houston, Texas 77060-9468
                                 (281) 874-2700

                    ----------------------------------------

                                 PROXY STATEMENT

                    ----------------------------------------


                                     SUMMARY

General

      This Proxy Statement is being provided by Swift Energy Company, a Texas corporation (the "Managing General Partner") in its capacity as the Managing General Partner of Swift Energy Managed Pension Assets Partnership 1990-D, Ltd. a Texas limited partnership (the "Partnership"), to holders of units of limited partnership interests representing an initial investment of $100 per Unit in the Partnership (the "Units"). This Proxy Statement and the enclosed proxy are provided for use at a special meeting of limited partners (the "Limited Partners"), and any adjournment of such meeting (the "Meeting") to be held at 16825 Northchase Drive, Houston, Texas, at 4:00 p.m. Central Time on Tuesday, November 25, 1997. The Meeting is called for the purpose of considering and voting upon a proposal to (a) sell substantially all of the assets of the Partnership (consisting of its net profits interest), and (b) dissolve, wind up and terminate the Partnership (the "Proposal"), in accordance with the terms and provisions of Article XVI of the Partnership's Limited Partnership Agreement dated December 31, 1990 (the "Partnership Agreement"), and the Texas Revised Limited Partnership Act (the "Texas Act"). This Proxy Statement and the enclosed proxy are first being mailed to Limited Partners on or about October 21, 1997.

      Under Article XVI.C of the Partnership Agreement, the affirmative vote of Limited Partners holding at least 51% of the Units then held by Limited Partners as of the Record Date (as defined) is required for approval of the Proposal. Each Limited Partner appearing on the Partnership's records as of October 15, 1997 (the "Record Date"), is entitled to notice of the Meeting and is entitled to one vote for each Unit held by such Limited Partner. Under Article XX.H of the Partnership Agreement, the General Partners may not vote any Units owned by them for matters such as the Proposal. VJM Corporation, a California corporation, the Special General Partner of the Partnership, owns a 1% interest in the Partnership as a General Partner, but owns no Units. The Managing General Partner currently owns approximately 4.14% of all outstanding Units. Therefore, the affirmative vote of holders of at least 51% of the remaining Units is required to approve the proposed sale.

Partnership Property Interests

      The working interest in the producing oil and gas properties in which the Partnership owns a non-operating interest is owned by an affiliated companion partnership, Swift Energy Income Partners 1990-D, Ltd. (the "Operating Partnership"). The Partnership's assets (the "Property Interests") consist of a net profits interest that covers multiple working interests, and which may be divided into multiple net profits interests if the Operating Partnership separately sells one or more of its working interests burdened by the net profits interest. Upon approval of the Proposal by the Limited Partners, the Managing General Partner intends to sell substantially all of the Partnership's

Property Interests, together with the Operating Partnership's workinginterests in the same properties, in a sale or series of sales, use the proceeds to pay or provide for the payment of liabilities, and then wind up the affairs of the Partnership.

      Neither the Managing General Partner nor any of its affiliates will purchase any of the Partnership's Property Interests at auction or in negotiated transactions, although it is possible that if a Property Interest cannot be sold to a third party at auction or on a negotiated basis (which usually occurs because a property has no appreciable value, often accompanied by the fact that the property requires expenditures to plug and abandon wells) such Property Interests may be conveyed to the Managing General Partner or the property's operator for no consideration if necessary to dispose of such interest. The Managing General Partner is not currently aware of any Property Interests owned by the Partnership which are likely to be conveyed in this manner.

      The total PV-10 Value of the Partnership's reserves as of December 31, 1996 was $560,688. During 1996, approximately 78% of the Partnership's revenue was attributable to natural gas production. For more information, see the attached Annual Report on Form 10-K for the year ended December 31, 1996 and the Form 10-Q for the second quarter of 1997.

Method of Sale


      It is highly likely that the Property Interests will be sold in a series of sales rather than in a single transaction. All sales of the Partnership's Property Interests will be made through the auction process or through negotiated transactions to unaffiliated third parties. The Managing General Partner anticipates that most of the Partnership's Property Interests will be sold at auction (together with the working interest owned by the Operating Partnership) conducted by the Oil & Gas Asset Clearinghouse (the "O&G Clearinghouse"), or a similar company engaged in auctions of oil and gas properties, although some of the Partnership's Property Interests may be sold in negotiated transactions with third parties. See "The Proposal--Steps to Implement the Proposal--Negotiated Sale." Other than certain Property Interests to be offered at auction in October 1997 as discussed under "Partnership Property Interests" below, the Managing General Partner will not begin the sales process until the Proposal has been approved by the Limited Partners. The Managing General Partner is asking for approval of the Proposal prior to offering the Partnership's Property Interests for sale to avoid delay in selling the Property Interests. Furthermore, as the Managing General Partner must sell the Partnership's Property Interests in its oil and gas properties together with the working interests in those same properties owned by the Operating Partnership and several other partnerships which it manages, solicitation of approval of each purchase offer from all of the partnerships would be impractical.


       It is possible, though unlikely, that less than all of the Partnership's Property Interests will be sold. See "The Proposal--Steps to Implement the Proposal--Negotiated Sale." The Managing General Partner anticipates that the majority of sales will be made by the end of the first quarter of 1998. The sale of Partnership Property Interests that account for at least 662/3% of the total value of the Partnership Property Interests will cause the Partnership to dissolve automatically under the terms of the Partnership Agreement and the Texas Act. Any Partnership Property Interests that are not sold at auction may be sold pursuant to negotiated sales to third parties.

      Currently there are no buyers for the Property Interests and the price at which they will be sold has not yet been determined. The Managing General Partner cannot accurately predict the prices at which the Property Interests ultimately will be sold. See "The Proposal--Estimates of Liquidating Distribution Amount." In addition to the foregoing, there are some risks involved in the Proposal. See "Risk Factors."

                         PARTNERSHIP PROPERTY INTERESTS

      The chart below presents information on those fields in which the Partnership has a Property Interest which constitutes 10% or more of the Partnership's PV-10 Value at December 31, 1996. The information below includes the location of each field, the number of wells and operator(s), together with information on the percentage of the Partnership's total PV-10 Value ($560,688) on December 31, 1996 attributable to each of these fields. Information is also provided regarding the percentage of the Partnership's production for the eighteen months ended June 30, 1997 on a volumetric basis from each of these fields. On a volumetric basis, the percentage of the PV-10 Value at December 31, 1996 of these fields attributable to natural gas ranged between 87.8% and 99.6% and most of the production from these fields (in excess of 75% in every case during the past eighteen months) has been natural gas.

      Of the remaining nine fields in which the Partnership owns a Property Interest, three fields each comprise less than 1% of the Partnership's PV-10 Value at December 31, 1996 and the PV-10 Value of each of the other six fields average 4.2% of the Partnership's PV-10 Value at the same date.


                                                                Cody              Baker                             9
                                                Velrex          Bell              Ranch             Key           Other
                                                Field          Field              Field            Field         Fields
                                            -------------- -------------- --------------------- ------------  -------------
                                              Schleicher     Schleicher        Schleicher         Wheeler       TX (26);
County and State                               County,        County,            County,          County,       LA (12);
                                                Texas          Texas              Texas            Texas         OK (3)
Number of Wells                                   14             4                  9                2             41
Operator                                                                        Swift and                       Swift and
                                                Swift          Swift            2 others           Swift        5 others

% of 12/31/96 PV-10 Value                       34.8%          14.3%              13.1%            11.7%          26.1%
% of  Production for 18 months                  21.7%           5.8%              12.3%            11.2%          49.0%
   ended 6/30/97 (Vol.)



      The Partnership's Property Interests include interests in five fields in Schleicher, Irion and Crockett Counties in the Permian Basin in West Texas which the Managing General Partner has determined to offer for sale at an auction (along with interests in the same fields held by other partnerships managed by the Managing General Partner) which is to be held in Midland, Texas on October 22, 1997. Collectively, the Partnership's interests in these five fields represent 23.5% of the Partnership's PV-10 Value at December 31, 1996, and 26.2% of its production for the eighteen months ended June 30, 1997. Interests in only two of the fields represent more than 2.0% of the Partnership's PV-10 Value: the Partnership's interest in the Ozona Field in Crockett County (7.8% of the Partnership's PV-10 Value at December 31, 1996) and its interest in the Baker Ranch Field in Schleicher County (13.1% of the Partnership's PV-10 Value at December 31, 1996). These interests are being offered for sale to third parties at auction at this time in order to take advantage of an auction focused upon West Texas and New Mexico Permian Basin properties with buyers specifically interested in those properties, as O&G Clearinghouse auctions are held in Midland only once every six months. All Property Interests offered will have a minimum bid amount. Because there is no assurance that these Property Interests will be sold at the auction, the presentation of the Partnership's Property

Interests above and the estimates of liquidating distributions include the Partnership's interests in these fields. If these interests are sold, proceeds from such sale will either be included in the first liquidating distribution or sent to Limited Partners in an earlier distribution, in the latter case whether or not the Proposal is approved.



                             SPECIAL CONSIDERATIONS


Reasons for the Proposal

      Sale of the Partnership's assets and liquidation of the Partnership are being proposed for Limited Partner approval in an attempt to realize the highest value for the Partnership's Property Interests. The reasons for proposing the sale of the Partnership's Property Interests at this time are described in detail under "The Proposal--Reasons for the Proposal." In summary, these reasons include: (i) the reduced levels of cash flow from the Partnership's Property Interests, which has resulted in cash distributions to Limited Partners since January 1, 1996 of only $62,300; (ii) the inherent decline in hydrocarbons produced by oil and gas wells over time in the absence of any further capital expenditures on the properties in which the Partnership has a Property Interest;
(iii) the continuation of certain fixed oil field overhead and operating costs ($27,665 in 1996) without regard to level of production; and (iv) directs costs (audits, reserve reports, partnership filings) and general and administrative costs incurred each year ($52,307 in 1996). Because of the depletion of the Partnership's oil and gas reserves (647,978 Mcfe at December 31, 1996, 78% of which were proved producing reserves) and current low levels of cash flow, the Managing General Partner believes that the Partnership's asset base and future net revenues no longer justify the continuation of the Partnership's operations. It is also the Managing General Partner's belief that improvements over the last several years in the level of oil and gas prices, particularly those for natural gas, make this an appropriate time to consider the sale of the Partnership's Property Interests, and increase the likelihood of maximizing the value of the Partnership's assets, although the level of future prices cannot be predicted with any accuracy. By selling its Property Interests and liquidating the Partnerships, future overhead, direct and general and administrative costs can be avoided and the receipt of the value of the Partnership's reserves accelerated so that such funds are received at one time. Such sale and liquidation is viewed by the Managing General Partner as preferable to requiring the periodic sale of a portion of its Property Interests over a long period of time to pay the expenses of future operations and administration.

Fairness of the Proposal


      The Managing General Partner believes that the Proposal to sell the Partnership's Property Interests and liquidate is fair to Limited Partners for several reasons. The Proposal must be approved by Limited Partners holding at least 51% of the Units, without the Managing General Partner voting its 4.14% limited partnership interest. The Partnership's Property Interests will be sold to the highest third-party bidder at auction or to the third party which is willing to purchase the interests for the highest price in a negotiated sale.

      Although the estimates contained under "The Proposal--Estimates of Liquidating Distribution Amount" above show that estimated cash distributions to Limited Partners (based on net present value) from continued operations over
twenty  years  would  be   approximately   4.3%  higher  than   estimated   cash
distributions from selling the Partnership's properties and liquidating the Partnership at this time (based on the "high" range of estimates), the Managing General Partner believes there is a substantial advantage in receiving the liquidating distribution in one lump sum currently. The estimates of distributions from continued operations are based upon current prices. It is highly likely that over such a long period of time, oil and gas prices will vary often and possibly widely from the prices used to prepare these estimates. Continued operations over such a long period of time subject Limited Partners to the risk of receiving lower levels of cash distributions if oil and gas prices over this twenty year period are lower on average than those used in preparing the estimates of cash distributions from continued operations. Continued operations over twenty years subject Limited Partners' potential distributions to the risks of price volatility and to possible changes in costs or need for workover or similar or significant remedial work on the properties in which the Partnership owns Property Interests, for which no capital is available from either the Partnership or its companion Operating Partnership. The Managing General Partner also believes that there is an advantage to Limited Partners taking any funds to be received upon liquidation and redeploying those assets in other investments, rather than continuing to receive small distributions over such a long period of time. See "The Proposal--Fairness of the Proposal; Comparison of Sale Versus Continuing Operations."



            THE PROPOSAL INVOLVES CERTAIN RISKS. SEE "RISK FACTORS."


o If the Proposal is approved, the Limited Partners will not have an opportunity to approve the specific terms of any particular sale of the Property Interests.

o Currently there are no buyers for the Property Interests and the price at which they will be sold has not yet been determined. The Managing General Partner cannot accurately predict the prices at which the Property Interests ultimately will be sold.

o No minimum prices will be established for most of the Property Interests, so there is no guarantee that the Property Interests will be sold at or above their fair market value.

o The sale of the Property Interests is dependent upon the simultaneous sale of the Operating Partnership's interest in the same properties. The failure of the Operating Partnership to approve the proposal could significantly adversely affect the likelihood of the sale of the Property Interests.

o If the Proposal is adopted, although a final liquidating distribution is anticipated, the amount thereof is not assured. See "The Proposal-- Estimates of Liquidating Distribution Amount."

      If the Proposal is not approved by Limited Partners holding 51% or more of the Units held by Limited Partners, the Partnership will continue to exist. In that event, however, due to the expected decline in revenues, the Managing General Partner estimates that a portion of the Partnership's Property Interests ranging from an average of 10% to 15% will need to be sold each year in order to cover future direct costs, operating costs and administrative costs.


       LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED
         PROXY AND TO RETURN IT TO THE MANAGING GENERAL PARTNER NO LATER
                             THAN NOVEMBER 15, 1997.

                                GLOSSARY OF TERMS


Btu means British Thermal Unit, which is a heating equivalent measure for natural gas.

Mcf means thousand cubic feet of natural gas.

Mcfe means thousand cubic feet of natural gas equivalent, which is determined using the ratio of one barrel of oil, condensate or natural gas liquids to six Mcf of natural gas.

Mmbtu means million British Thermal Units, which is a heating equivalent measure for natural gas.

Net Profits Interest means an interest in oil and gas property which entitles the owner to a specified percentage share of the Gross Proceeds generated by such property, net of aggregate operating costs. Under the NP/OR Agreement, the Partnership receives a Net Profits Interest entitling it to a specified percentage of the aggregate Gross Proceeds generated by, less the aggregate operating costs attributable to, those depths of all Producing Properties acquired pursuant to such agreement that are evaluated at the respective dates of acquisition to contain Proved Reserves, to the extent such depths underlie specified surface acreage.

NP/OR Agreement means the form of Net Profits and Overriding Royalty Interest Agreement entered into between the Partnership and an Operating Partnership pursuant to which the Partnership acquired a Net Profits Interest, or in certain instances various Overriding Royalty Interests, from the Operating Partnership in a group of Producing Properties. The Working Interest in such group of properties is held by the Operating Partnership.

PV-10 Value means the estimated future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%; these amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses such as debt service, future income tax expense or depreciation, depletion and amortization.

Producing Properties means Properties (or interests in properties) producing oil and gas in commercial quantities, or containing shut-in wells capable of such production, or properties which are acquired as an incidental part of the acquisition of such properties. Producing Properties include associated well machinery and equipment, gathering systems, storage facilities or processing installations or other equipment and property associated with the production and field processing of oil or gas. Interests in Producing Properties may include Working Interests, production payments, Royalty Interests, Overriding Royalty Interest, Net Profits Interests, and other non-operating interests. Producing Properties may include gas gathering lines or pipelines. The geographical limits of a Producing Property may be enlarged or contracted on the basis of subsequently acquired geological data to define the productive limits of a reservoir, or as a result of action by a regulatory agency employing such criteria as the regulatory agency may determine.

Proved Reserves means those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of oil and gas which can be reasonably expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.

Royalty Interest means a fractional interest in the gross production, or the gross proceeds therefrom, of oil and gas and other minerals under a lease; free of any expenses of exploration, development, operation and maintenance.

Working Interest means the operating interest under an oil, gas and mineral lease or other property interest covering a specific tract or tracts of land. The owner of a Working Interest has the right to explore for, drill and produce the oil, gas and other minerals covered by such lease or other property interest and the obligation to bear the costs of exploration, development, operation or maintenance applicable to that owner's interest.


                             VOTING ON THE PROPOSAL


Vote Required

      According to the terms of the Partnership Agreement, approval of the Proposal requires the affirmative vote by the holders of at least 51% of the Units held by Limited Partners. Therefore, an abstention by a Limited Partner will have the same effect as a vote against the Proposal. This solicitation is being made for votes in favor of the Proposal (which will result in liquidation and dissolution). As of the Record Date, 28,089.79 Units were outstanding and were held of record by 277 Limited Partners (excluding the Managing General Partner's Units). Each Limited Partner is entitled to one vote for each Unit held in his name on the Record Date. Accordingly, the affirmative vote of holders of at least 14,325.79 Units is required to approve the Proposal. The Managing General Partner holds 1,214 Units, but, in accordance with Article XX.H of the Partnership Agreement, the Managing General Partner may not vote its Units. The Managing General Partner's non-vote, in contrast to abstention by Limited Partners, will not affect the outcome, because for purposes of adopting the Proposal its Units are excluded from the total number of voting Units.

      The Limited Partners should be aware that once they approve the Proposal pursuant to this Proxy Statement, they will have no opportunity to evaluate the actual terms of any specific purchase offers for the Partnership's Property Interests. See "The Proposal --General" herein. See "The Proposal--Reasons for the Proposal" and "The Business of the Partnership--Transactions Between the Managing General Partner and the Partnership."

Proxies; Revocation

      A sample of the form of proxy is included in this Proxy Statement. The actual proxy to be used to register your vote on the Proposal is the separate green sheet of paper included with the Proxy Statement.
PLEASE USE THE GREEN PROXY TO VOTE UPON THE PROPOSAL.

      If a proxy is properly signed and is not revoked by a Limited Partner, the Units it represents will be voted in accordance with the instructions of the Limited Partner. If no specific instructions are given, the Units will be voted FOR the Proposal. A Limited Partner may revoke his proxy at any time before it is voted at the Meeting. Any Limited Partner who attends the Meeting and wishes to vote in person may revoke his proxy at that time. Otherwise, a Limited

Partner must advise the Managing General Partner of revocation of hisproxy in writing, which revocation must be received by the Managing General Partner at 16825 Northchase Drive, Suite 400, Houston Texas 77060 prior to the time the vote is taken.

No Appraisal or Dissenters' Rights Provided

      In connection with the proposal to sell substantially all of its assets and liquidate the Partnership, Limited Partners are not entitled to any dissenters' or appraisal rights such as would be available to shareholders in a corporation engaging in a merger. Dissenting Limited Partners are protected under state law by virtue of the fiduciary duty of general partners to act with prudence in the business affairs of the Partnership.

Solicitation

      The solicitation is being made by the Partnership. The Partnership will bear the costs of the preparation of this Proxy Statement and of the solicitation of proxies and such costs will be allocated 90% to the Limited Partners and 10% to the General Partners with respect to their general partnership interests pursuant to Article VIII.A(iv). As the Managing General Partner holds approximately 4.14% of the Units held by all Limited Partners, 4.14% of the costs borne by the Limited Partners will be borne by the Managing General Partner, in addition to its portion borne as a General Partner. Solicitations will be made primarily by mail. In addition to solicitations by mail, a number of regular employees of the Managing General Partner may, if necessary to ensure the presence of a quorum, solicit proxies in person or by telephone. The Managing General Partner also may retain a proxy solicitor to assist in contacting brokers or Limited Partners to encourage the return of proxies, although it does not anticipate doing so. The costs of this proxy solicitation, including legal and accounting fees and expenses, printing and mailing costs, and related costs are estimated to be approximately $20,000.


                                  RISK FACTORS


      A Limited Partner considering whether to vote in favor of the Proposal should give careful consideration to the risks involved, including those summarized below:

Uncertainty of Liquidating Distributions

      While the Managing General Partner is not aware of any unknown liabilities at this time, should any unexpected liabilities come to light prior to making the final liquidating distribution, such liabilities could significantly reduce, or eliminate altogether, such final distribution.

Undetermined Sales Prices; Volatility of Oil and Gas Prices

      Limited Partners will not have an opportunity to approve the specific terms of any particular sale of the Property Interests and anticipated sales prices for the Property Interests may not be achieved. Should domestic gas prices strengthen after the sales of the assets, it is possible that more advantageous sales prices for the properties might have been realized at a later date.

Dependence on Operating Partnership

      If the Partnership approves the proposal to sell its Property Interests but the Operating Partnership does not approve the sale of its Property Interests and actually sell its interests in the same properties, then the Partnership will be forced to sell its net profits interest as a single property (or undivided interests therein). The purchaser or purchasers would have no control as working interest owners, as the working interest will still be retained by the Operating Partnership. If this lack of control prevents an economic sale to a third party of the Partnership's Property Interests, then the Managing General Partner will obtain a third party independent appraisal of the Partnership's Property Interests from J.R. Butler and Company of Houston, Texas, and purchase those properties itself for the appraised price. Therefore, the likelihood of sale of the Partnership's Property Interests will be significantly affected by the ability of the Partnership and its companion Operating
Partnership to sell their ownership interests in the same properties together, which in turn is dependent upon approval of the proposal being made to the Partnership and the similar proposal being made simultaneously to the companion Operating Partnership. Failure to approve the proposal by either partnership could significantly adversely affect the sale of properties by the other
partnership.    See   "The   Proposal--Simultaneous    Proposal   to   Operating
Partnerships."

Prices Used for Calculation of PV-10 Value of Proved Reserves

      The PV-10 Value of the Partnership's proved oil and gas reserves upon which the estimates of the range of liquidating distributions have been based were calculated using an estimate of 1997 average prices without any escalation of $2.25 per MMBTU. These estimated prices were based upon pricing scenarios determined by the Managing General Partner and are not the same as those mandated by the Securities and Exchange Commission for reserves disclosures under applicable SEC Rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would have been significantly higher. These higher prices have not been used because of the fall in prices since year-end 1996 and the Managing General Partner's determination that reserve estimates using 1997 average prices more accurately reflect values likely to be received upon sale of the Partnership's Property Interests within the next six months than estimates based upon year-end 1996 prices. If this assumption is incorrect or prices increase rapidly at the end of 1997 or the beginning of 1998, the estimates of the Partnership's PV-10 Value and proceeds receivable upon liquidation of its Property Interests are likely to be too low.


                                  THE PROPOSAL


General

      The Managing General Partner has proposed that the Partnership's net profits interest be sold, the Partnership be dissolved and that the Managing General Partner, acting as liquidator, wind up the Partnership's affairs and make final distributions to its partners. The Partnership's assets consist of a net profits interest in producing oil and gas properties in which the working interest is owned by an affiliated partnership also managed by the Managing General Partner and formed at approximately the same time as the Partnership was organized. The Partnership's non-operating net profits interest exists by virtue of a Net Profits and Overriding Royalty Interest Agreement ("NP/OR Agreement") dated December 31, 1990 with Swift Energy Income Partners 1990-D, Ltd. (the

"Operating Partnership"). The NP/OR Agreement gives the Partnership a net profits interest in a group of producing properties in which the Operating Partnership owns the working interests, and entitles the Partnership to receive a portion of the net profits from operation of the group of producing properties owned by the Operating Partnership which are subject to the NP/OR Agreement. The net profits percentage to which the Partnership is entitled is based upon a percentage of the gross proceeds (reduced by certain costs) from the sale of oil and gas production from these properties.

      The Managing General Partner intends to sell most of the Partnership's Property Interests through auction conducted by the O&G Clearinghouse or a similar company, although some of the Partnership's Property Interests might be sold to third parties in negotiated transactions. The Managing General Partner expects to sell all properties not sold by auction pursuant to negotiated sales conducted by the Managing General Partner or a third party engaged to dispose of the Partnership's assets. The Partnership, if not terminated earlier, will terminate automatically, pursuant to the terms of the Partnership Agreement, on January 1, 2021.

      The Managing General Partner is an independent oil and gas company engaged in the exploration, development, acquisition and operation of oil and gas properties, both directly and through partnership and joint venture arrangements, and therefore holds various interests in numerous oil and gas properties. Furthermore, the Managing General Partner is the managing general partner of a number of oil and gas partnerships.

Partnership Financial Performance and Condition

      The Partnership owns non-operating Property Interests in producing oil and gas properties within the continental United States in which Operating Partnerships managed by the Managing General Partner own the working interests. By the end of 1991 the Partnership had expended all of its original capital contributions for the purchase of a Property Interest in oil and gas producing properties. During 1996 approximately 78% of the Partnership's revenue was attributable to natural gas production. The Operating Partnership has, from time to time, performed workovers and recompletions of wells in which the Partnership has Property Interests, using funds advanced by the Managing General Partner to perform these operations, a portion of which amounts has been subsequently repaid from production.

      The Limited Partners have made contributions of $2,930,379 in the aggregate to the Partnership. The Managing General Partner has made capital contributions with respect to its general partnership interest of $23,340. Additionally, pursuant to the presentment right set forth in Article XVIII of the Partnership Agreement, it purchased 1,214 Units from Limited Partners.

      From inception through January 31, 1997, the Partnership has made cash distributions to its Limited Partners totaling $1,391,400. Through January 31, 1997, the Managing General Partner has received cash distributions from the Partnership of $129,299 with respect to its general partnership interest, and distributions of $5,202 related to its limited partnership interests. On a per Unit basis, Limited Partners had received, as of January 31, 1997, $47.48 per $100 Unit, or approximately 47.48% of their initial capital contributions.

      The Partnership acquired its Property Interests at a time when oil and gas prices and industry projections of future prices were much higher than actually occurred in subsequent years. As detailed in the Designated Properties Supplement dated October 18, 1990 regarding Property Interests to be acquired by the Partnership, when the Managing General Partner projected future oil and gas prices to evaluate the economic viability of an acquisition, it compared its forecasts with those made by banks, oil and gas industry sources, the U.S. government, and other companies acquiring producing properties. Acquisition decisions for the Partnership were based upon a range of increasing prices that were within the mainstream of the forecasts made by these outside parties. At the time that the Partnership's Property Interests covering producing properties were acquired, prices averaged about $22.88 per barrel of oil and $2.15 per Mcf of natural gas. Oil and gas prices were expected to escalate during subsequent years of the Partnership's operations. In general, in 1990 and early 1991, all of these sources forecasted increases in product prices that were based upon oil and gas prices at the time, which reflected the invasion of Kuwait by Iraq in the summer of 1990 and the commencement of hostilities in the Gulf War in 1991. The majority of the Partnership's Property Interests were acquired during the fourth quarter of 1990 and the first quarter of 1991 when current prices were predicted to escalate according to certain parameters from that level. Thus the majority of properties were bought upon an evaluated weighted average price of $2.15 per Mcf. The predicted price increases did not occur and prices fell precipitously from 1991 to 1992. The bulk of the Partnership's reserves were produced from 1991-1995 during which time the Partnership's oil prices in fact averaged $16.37 per barrel and natural gas prices averaged approximately $1.75 per Mcf.

      The following graphs illustrate the above factors with respect to gas revenues only, due to the fact that a substantial majority of the Partnership's production to date has been natural gas, the bulk of which has been produced during the years when gas prices were the lowest.

   Comparison of Gas Prices Expected in 1991 to Gas Prices Actually Received
          Swift Energy Managed Pension Assets Partnership 1990-D, Ltd.

                                     PRICE PER MCF OF GAS
                 YEAR              ACTUAL          EXPECTED
                 ----              ------          --------
                 1991              $1.61             $2.38
                 1992              $1.82             $2.84
                 1993              $1.97             $3.39
                 1994              $1.92             $3.59
                 1995              $1.46             $3.81
                 1996              $2.05             $4.04

                 Amounts of Production to Date Produced by Year
          Swift Energy Managed Pension Asset Partnership 1990-D, Ltd.

                             YEAR           MCFE
                            ------         ------
                             1991          458,982
                             1992          342,701
                             1993          259,909
                             1994          225,786
                             1995          177,070
                             1996          150,063

      Lower prices also had an effect on the Partnership's interest in proved reserves. Estimates of proved reserves represent quantities of oil and gas which, upon analysis of engineering and geologic data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. When economic or operating conditions change, proved reserves can be revised either up or down. If prices had risen as predicted, the volumes of oil and gas reserves that are economically recoverable might have been higher than the year-end levels actually reported because higher prices typically extend the life of reserves as production rates from mature wells remain economical for a longer period of time. Production enhancement projects that are not economically feasible at low prices can also be implemented as prices rise. At present, because of the small remaining amount of reserves, further price increases would not have a significant impact on the Partnership's performance.

      As required by the Partnership Agreement, the Partnership expended all of the partners' net commitments available for property acquisitions many years ago to acquire Property Interests in producing oil and gas properties. The net profits paid by the Operating Partnership to the Partnership have been reduced by amounts used by the Operating Partnership to pay operating and enhancement costs. These costs relate to the working interests that were subject to the Partnership's net profits interest. The Managing General Partner of the Operating Partnership advanced most of these costs because it felt that such expenditures would increase the value of the properties in which the Partnership and the Operating Partnership have an interest. The Partnership's partnership agreement does not allow additional assessments to be made against any Limited

Partners. No material funds are available at the current time from Partnership revenues or other sources to enable the Partnership to make additional capital expenditures and no new capital expenditures are planned. The Managing General Partner anticipates that if sales of the Partnership's properties occur, there will be sufficient cash generated by the sales of the Partnership's properties to make a final liquidating distribution.

Estimates of Liquidating Distribution Amount

      It is not possible to accurately predict the prices at which the Property Interests will be sold. The sales price of the Partnership's net profits interest or possibly multiple net profits interests may vary. In the latter case, certain Property Interests might sell for a higher price and others for a lower price than those estimated below. The projected range of sales prices below has been based upon estimated future net revenues for the Partnership's Property Interests, using an estimate of 1997 average prices without any escalation of $2.25 per Mmbtu. The "high" range of estimated distributions from liquidation is based upon estimated future net revenues discounted to present value at 10% per annum. The "low" range is 70% of the "high" range estimate. The 1997 price estimate grew out of the pricing scenarios determined by the Managing General Partner, which scenarios are used in various circumstances, including economic modeling of partnership returns and evaluating the economics of property sales or property acquisitions for the Managing General Partner or for partnerships managed by the Managing General Partner. These pricing assumptions vary from those mandated by the Securities and Exchange Commission ("SEC") for reserves disclosures under applicable SEC rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. The Managing General Partner has determined not to use these higher prices because these estimates of 1997 average prices more accurately reflect prices purchasers of properties currently are willing to pay, rather than higher values which do not reflect the decrease in prices since year-end 1996. For example, the weighted average price of gas received by the Partnership for the first six months of 1997 was $2.36 per Mcf as compared to $4.68 per Mcf at December 31, 1996. On July 1, the Managing General Partner's estimated weighted average price of gas for the remainder of 1997 was $2.58 per Mcf.

      Set forth in the table below are estimated net proceeds that the Partnership may realize from sales of the Partnership's properties, estimated expenses of the related dissolution and liquidation of the Partnership, and the estimated amount of net distributions available for Limited Partners as a result of such sales.

           Range of Limited Partners' Share of Estimated Distributions from Property Interest Sales and Liquidation

                                                          Projected Range
                                                          ---------------
                                                  Low                    High
                                                 -------               --------
Net Sales Proceeds(1)                           $471,000              $636,500
Partnership Dissolution Expenses(2)              (18,000)              (18,000)
                                                 --------              --------
Net Distributions payable to Limited Partners   $453,000               $618,500
                                                 ========              ========
Net Distributions per $100 Unit                   $15.46                 $21.11
                                                  ======                 ======

------------

(1) Includes cash and net receivables and payables of the Partnership, net of selling expenses estimated to be 7% of sales proceeds.
(2) Includes Limited Partners' share of all costs associated with dissolution and liquidation of the Partnership.

      If, on the other hand, the Partnership were to retain its Property Interests and continue to produce those properties until depletion, the table below estimates the return to Limited Partners, discounted to present value, based upon the same pricing and discount assumptions used above. The estimates of the present value of future net distributions have been further reduced by continuing audit, tax return preparation and reserve engineering fees associated with continued operations of the Partnership, along with direct and general and administrative expenses estimated to occur during this time. Such estimates do not take into account any sale of a portion of the Partnership's Property Interests necessary in order to generate sufficient cash proceeds to pay general, administrative and operating expenses, which would reduce the revenues of the Partnership. Moreover, the following estimated future net revenues do not take into account any costs which might be incurred by the Operating Partnership due to needed future maintenance or remedial work on the Partnership's properties.

                      Estimated Share of Limited Partners'
                   Net Distributions from Continued Operations

                                                                   Projected
                                                                   Cash Flows
                                                                   -----------
Future Net Revenues from Net Profits Interest (over 20 years)(1)   $ 1,022,500
Partnership Direct and Administrative Expenses(2)                      (64,700)
                                                                   -----------
Net Distributions to Limited Partners (payable over 20 years)(3)   $   957,800
                                                                   ===========

Net Distributions per $100 Unit(4)                                     $ 32.69
Present Value of Net Distributions per $100 Unit(5)                    $ 22.02

------------

(1) Includes cash and net receivables and payables of the Partnership. Limited Partners' future net revenues are based on the reserve estimates at December 31, 1996 assuming unescalated prices based on predictions of 1997 average prices. To a limited extent, future net revenues may be influenced by a material change in the selling prices of oil or gas. For further discussion of this, see "--Reasons for the Proposal." The actual prices that will be received and the associated costs may be more or less than those projected. See "--Partnership Financial Condition and Performance."
(2) Includes Limited Partners' share of general and administrative expenses, and audit, tax, and reserve engineering fees.
(3) Based upon the Partnership's reserves having a projected 20-year life, assuming flat pricing.
(4) Does not reflect effect of intermittent sales of a portion of the Partnership's Property Interests to pay administrative costs once the properties no longer generate sufficient revenues to cover such costs. The Managing General Partner estimates that Property Interests ranging from an average of 10% to 15% of the value of the Partnership's properties would have to be sold each year to cover such costs.
(5)   Discounted at 10% per annum.

      Among factors which can affect the ultimate sales price received for Partnership Property Interests are the following:

      (1) The above cases presume that 100% of the Partnership's Property Interests will be sold.
      (2) In certain instances, the Partnership, together with the other partnerships which will be offering their interests in the properties in which the Partnership owns Property Interests, will own a large enough interest in the properties to allow the purchaser to designate a new operator of the properties, which normally increases the amount that a purchaser is willing to pay.

      (3) Changes in the market for gas or oil may affect the pricing assumptions used by purchasers in evaluating property value and possible purchase prices.
      (4) Different evaluations of the amount of money required to be spent to enhance or maintain production may have a significant effect upon the ultimate purchase price.
      (5) In certain instances, the Managing General Partner may set minimum bidding prices for those properties offered at auction, which may not be met.
      (6) The Managing General Partner may choose to package certain less attractive properties together with other properties in order to enhance the likelihood of their sale. Such packaging could result in a significant discount by prospective purchasers of the value of the Partnership's more productive properties contained in such packages.


      The Partnership Agreement authorizes the Managing General Partner to sell the Partnership Property Interests at a price that the Managing General Partner deems reasonable. The proceeds of all sales, to the extent available for distribution, are to be distributed to the Limited Partners and the General Partners in accordance with Article XVI.E of the Partnership Agreement. The amounts finally distributed will depend on the actual sales prices received for the Partnership assets, results of operations until such sales and other contingencies and circumstances.


Fairness of the Proposal; Comparison of Sale Versus Continuing Operations

      Based on the above tables, it is estimated that a Limited Partner could expect to receive from $15.46 to $21.11 per $100 Unit upon immediate sale of the Partnership Property Interests. In comparison, it is estimated that a Limited Partner could expect to receive approximately $22.02 per $100 Unit, discounted to present value ($32.69 per $100 Unit over 20 years on an undiscounted basis) if the Partnership continued operations.

      Although the estimates contained under "The Proposal--Estimates of Liquidating Distribution Amount" above show that estimated cash distributions to Limited Partners (based on net present value) from continued operations over
twenty  years  would  be   approximately   4.3%  higher  than   estimated   cash
distributions from selling the Partnership's properties and liquidating the Partnership at this time (based on the "high" range of estimates), the Managing General Partner believes there is a substantial advantage in receiving the liquidating distribution in one lump sum currently. The estimates of distributions from continued operations are based upon current prices. It is highly likely that over such a long period of time, oil and gas prices will vary often and possibly widely from the prices used to prepare these estimates. Continued operations over such a long period of time subject Limited Partners to the risk of receiving lower levels of cash distributions if oil and gas prices over this twenty year period are lower on average than those used in preparing the estimates of cash distributions from continued operations. Continued operations over twenty years subject Limited Partners' potential distributions to the risks of price volatility and to possible changes in costs or need for workover or similar significant remedial work on the properties in which the Partnership owns Property Interests, for which no capital is available from either the Partnership or its companion Partnership. The Managing General Partner also believes that there is an advantage to Limited Partners taking any funds to be received upon liquidation and redeploying those assets in other investments, rather than continuing to receive small distributions over such a long period of time.

      Such estimates are based on December 31, 1996 reserve estimates assuming unescalated pricing throughout the remaining life of the properties in which the Partnership owns an interest. The actual prices that will be received and the associated costs may be more or less than those projected. See "--Estimate of Liquidating Distribution Amount."

Reasons for the Proposal

      The Managing General Partner believes that it is in the best interest of the Partnership and the Limited Partners for the Partnership to sell its properties at this time and to dissolve the Partnership and make a final liquidating cash distribution to its partners for the reasons discussed below.

      Potential Liquidating Distribution. After the sale of the Partnership's Property Interests, there will be funds available for a liquidating distribution. As discussed above, the Managing General Partner believes that the ability to receive the estimated liquidating distribution in one lump sum currently, rather than in smaller amounts over a 20 year period, is one of the benefits of the Proposal, without the continuing risk of such potential distributions being negatively affected by oil and gas price decreases. A vote in favor of the proposal thus might have the effect of making additional funds currently available to the Limited Partners.

      Small Amount of Remaining Assets in Relation to Expenses. As of December 31, 1996, approximately 72% of the Partnership's ultimate recoverable reserves had been produced, and the Limited Partners' share of the Partnership's interest in remaining reserves is estimated to be less than 648,000 Mcfe. The Partnership's oil and gas reserves are expected to continue to decline as remaining reserves are produced. Distributions to partners in recent years have declined and are not expected to increase appreciably. Declines in well production are based principally upon the maturity of the wells, not on market factors. Each producing well requires a certain amount of overhead costs, as operating and other costs are incurred regardless of the level of production. Likewise, direct costs and/or general and administrative expenses such as compliance with the securities laws, producing reports to partners and filing partnership tax returns do not decline as revenues decline. As a result of the depletion of the Partnership's oil and gas reserves, the Managing General Partner believes the Partnership's asset base and future net revenues no longer justify the continuation of operations. Consequently, the Managing General Partner expects that the Partnership will have to start selling a portion of its Property Interests to pay the expense of future operations and administration. By accelerating the liquidation of the Partnership, those future administrative costs can be avoided and the receipt of the remaining cash value of the interests of the Limited Partners in the Partnership can be accelerated.

      Effect of Gas Prices on Value. The Managing General Partner believes that the key factor affecting the Partnership's long-term performance has been the decrease in oil and gas prices that occurred subsequent to the purchase of the Partnership's properties. Additionally, prices are expected to continue to vary widely over the remaining life of the Partnership, and such changes in gas prices will affect future estimates of revenues from continued operations of the Partnership. Based on 1996 year-end reserve calculations, the Partnership had only about 28% of its ultimate recoverable reserves remaining for future production. Because of this small amount of remaining reserves, even if oil and gas prices were to increase in the future, such increases would be unlikely to have a material positive impact on the total return on investment to the partners in view of the expenses of the Partnership as described above.

      Potential of the Properties. Recovery in amounts great enough to significantly impact the results of the Partnership's operations and the ultimate cash distributions can only occur with the investment of new capital. As provided in the Partnership Agreement, the Partnership expended all of the partners' net commitments for the acquisition of Property Interests many years ago, and it no longer has capital to invest in improvement of the properties through secondary or tertiary recovery. No additional development activities are contemplated by the Operating Partnership on the properties in which the Partnership has a non-operating interest.

      Limited Partners' Tax Reporting. Limited Partners will continue to have a partnership income tax reporting obligation with respect to their Units as long as the Partnership continues to exist. There is notrading market for the Units, so Limited Partners generally are unable to dispose of their interests. See "Business of the Partnership--No Trading Market." Following the approval of the Proposal, the sale of the properties and dissolution, the Limited Partners will realize gain or loss or a combination of both under the federal income tax laws. Thereafter, Limited Partners will have no further tax reporting obligations with respect to the Partnership. The dissolution of the Partnership will also allow Limited Partners to take a capital loss deduction for syndication costs incurred in connection with formation of the Partnership. See "Federal Income Tax Consequences."

Simultaneous Proposal to Operating Partnership

      Simultaneously with this proposal to the Partnership's Limited Partners to sell all of its Property Interests, a similar proposal is being made to the limited partners of the companion Operating Partnership which owns the working interest in the same properties in which the Partnership owns a non-operating interest. If both Partnerships approve the proposal, then the working interest and non-operating interest will be sold simultaneously.

      If the Partnership approves the proposal but its companion Operating Partnership does not, then the Managing General Partner will attempt to sell the Non-Operating Interest owned by the Partnership to a third party. If no economic sale can be made to a third party, which may occur due to the difficulty in selling a net profits interest in a property when operating and spending decisions are controlled by another entity, then the Managing General Partner will get a third party appraisal of the value of the Partnership's Property Interests and will purchase the Partnership's non-operating interests itself for the highest price for which the Property Interests are appraised. The Managing General Partner intends to obtain any such fair market value appraisal from J.R. Butler and Company.

      If the Partnership does not approve the proposal but its companion Operating Partnership approves the proposal to sell its properties, then the Operating Partnership will be forced to sell its working interests in its properties subject to the net profits interest owned by the Partnership which burdens the Operating Partnership's properties. This may affect the saleability of the Operating Partnership's properties due to the burden on cash flow caused by the existence of the Partnership's net profits interest. If this burden prevents an economic sale to a third party, then the Managing General Partner will obtain an independent fair market appraisal of the Operating Partnership's properties from J.R. Butler and Company and purchase those Property Interests itself for the highest price for which such interests are appraised.

      Therefore the likelihood of sale of the Partnership's Property Interests will be significantly affected by the ability of the Partnership and its companion Operating Partnership to sell their ownership interests in the same properties at approximately the same time, which in turn is dependent upon approval of the proposal being made to the Partnership and the similar proposal being made simultaneously to the companion Operating Partnership. Failure to approve the proposal by either partnership could significantly adversely affect the sale of properties by the other partnership to the NP/OR Agreement.

Steps to Implement the Proposal

      Following the approval of the Proposal, the Managing General Partner intends to take the following steps to implement it:

      1. Make available to the appropriate persons (that is, the third party, if any, handling the negotiated sales and/or the auction house and prospective purchasers) the following types of data:

         o      Engineering and Geological Data
                -      Production curve
                -      Completion report
                -      Historical production data
                -      Engineering well files
                -      Geological maps (if available)
                -      Logs (if available)

         o      Land/Legal Data
                -      Net Profits Interest schedule for all properties
                -      Land files
                -      Payout data

         o      Accounting Data
                -      Lease operating statements by well
                -      Gas marketing data
                -      Oil marketing data
                -      Gas balancing data

      2. Pay or provide for payment of the Partnership's liabilities and obligations to creditors, if any, using the Partnership's cash on hand and proceeds from the sale of Partnership properties;

      3.        Conduct a final  accounting and distribute any remaining cash to
                the  partners  of  the   Partnership  in  accordance   with  the
                Partnership Agreement;

      4. Cause final Partnership tax returns to be prepared and filed with the Internal Revenue Service and appropriate state taxing authorities;

      5. Distribute to the Limited Partners final Form K-1 tax information; and

      6. File a Certificate of Cancellation on behalf of the Partnership with the Secretary of State of the State of Texas.

      Auction. The Managing General Partner intends to engage the O&G Clearinghouse or another similar company to conduct live auctions for the sales working interests of the Operating Partnership and the non-operating interests of the Partnership. The O&G Clearinghouse is in the business of conducting auctions for oil and gas properties. The O&G Clearinghouse establishes a data room, which it leaves open for a period of time (generally three to four weeks), after which it holds a live auction. The O&G Clearinghouse requires advance registration for all bidders. Bidders may participate by invitation only, after having qualified as knowledgeable and sophisticated parties routinely or actively engaged in the oil and gas business. The O&G Clearinghouse publishes a brochure regarding the properties. The O&G Clearinghouse is headquartered in Houston, Texas. In auctions conducted by the O&G Clearinghouse, properties are generally grouped into small packages with a single field often comprising a property.

      Estimated Selling Costs. The expenses associated with the auction process (auctioneer's fee plus advertising fee) is expected to be approximately 7% of the sales price received. This does not include internal costs of the Managing General Partner with respect to the sales, nor fees owed to third parties for services incident to the sale. For example, if the Managing General Partner engaged a third party to sell the properties, this would entail an additional fee (although in such a case the Managing General Partner's internal costs would be lower). This also does not include the costs of the proxy solicitation. See "Voting on the Proposal-- Solicitation."

      Negotiated Sale. Although the Managing General Partner intends to offer the Partnership's and the Operating Partnership's Property Interests at auction, it is possible that the Managing General Partner or a third party engaged for the purpose of selling the Partnership's assets may approach other oil and gas companies and negotiate a sale of certain Property Interests. The Managing General Partner (or such third party) may solicit bids on the oil and gas properties for which the Managing General Partner is the operator. If the Managing General Partner (or third party) solicits bids, it will provide all interested parties with information about the properties needed to bid on such properties. Such information would include raw data and historical information on all of the operated properties that any of the partnerships managed by the Managing General Partner intends to sell. See "--Steps to Implement the Proposal." The data will be organized by property. Neither the Managing General Partner nor its affiliates nor any other partnerships managed by the Managing General Partner will purchase any of the Partnership's Property Interests in this manner. In the event of a bid that is lower than a price the Managing General Partner believes is reasonable, it may sell the property to a third party bidder for such lower bid price, use another method of sale such as an auction, or have the Partnership continue to hold such property for a while longer. If a property cannot be sold to a third party at auction or on a negotiated basis, which usually occurs because it has no appreciable value, often accompanied by the fact that the property requires expenditures to plug and abandon wells, the Managing General Partner may dispose of such property by conveying it to the operator or by conveying the property to itself, for no consideration. Determination as to whether such conveyances will be made, including conveyances to the Managing General Partner in such cases, will be made solely by the Managing General Partner. The Managing General Partner is not currently aware of any Property Interests owned by the Partnership which are likely to be conveyed in this manner. In no event is the Managing General Partner obligated to purchase any of the Property Interests.

      Other. Any sale of the Partnership Property Interests and the subsequent liquidating distributions to the Limited Partners, if any, pursuant to the Proposal will be taxable transactions under federal and state income tax laws. See "Federal Income Tax Consequences."

Impact on the Managing General Partner

      The Managing General Partner will be economically impacted by liquidation in at least two ways. First, to the extent of its ownership of Units, liquidation will have the same effect on it as on the Limited Partners. See
"--Estimate of Liquidating Distribution Amount." Second, because of the dissolution and liquidation of the Partnership, together with liquidation of other partnerships, the Managing General Partner will no longer hold the majority interest in various wells. Different operators are likely to be selected and the Managing General Partner will therefore lose revenues that it currently realizes from its role as operator for those properties. The Managing General Partner is making its recommendations as set forth below on the basis of its fiduciary duty to the Limited Partners, rather than on the basis of the direct economic impact on the Managing General Partner.

Recommendation of the Managing General Partner

      For the foregoing reasons, the Managing General Partner believes that it is in the best interests of the Limited Partners to dissolve and liquidate the Partnership in an effort to maximize the value of the Partnership's remaining assets and the amounts distributed to Limited Partners and to accelerate the receipt of such liquidating distributions. The Managing General Partner believes that through the liquidation of the Partnership's remaining assets in the near term, Limited Partners will benefit from the current higher levels of oil and gas prices and therefore, may receive a greater liquidating cash distribution than if the Partnership were to continue to operate as a going concern, and be subject to possible future decreases in oil and gas prices during the lengthy period of 20 years necessary to produce the Partnership's remaining reserves. Additionally, distribution amounts will be affected by the anticipated continuation of declines in revenues and the continuing relatively fixed general and administrative and operating expenses that will be incurred by the Partnership. Continued operations of the Partnership would mean continuation of the additional costs incurred by the Limited Partners, including the costs associated with inclusion of information from the Schedule K-1 relating to the Partnership in their personal income tax returns. Termination of the Partnership will allow the current receipt of the remaining value of the Partnership and the preparation of a final tax return, and will make available certain additional tax deductions.

      The Managing General Partner recommends that the Limited Partners vote FOR the Proposal.


                         FEDERAL INCOME TAX CONSEQUENCES


General

      The following summarizes certain federal income tax consequences to the Limited Partners arising from the Partnership's proposed sale of its oil and gas properties and liquidation pursuant to the Proposal. This discussion is not based upon an opinion of counsel and it is possible that different results than those described may occur. Statements of legal conclusions regarding tax consequences are based upon relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and accompanying Treasury Regulations, as in effect on the date hereof, upon private letter rulings dated October 6, 1987 and August 22, 1991, upon reported judicial decisions and published positions of the Internal Revenue Service (the "Service"), and upon further assumptions that the Partnership constitutes a partnership for federal tax purposes and that the Partnership will be liquidated as described herein. The laws, regulations, administrative rulings and judicial decisions which form the basis for conclusions with respect to the tax consequences described herein are complex and are subject to prospective or retroactive change at any time and any change may adversely affect Limited Partners.

      This summary does not describe all the tax aspects which may affect Limited Partners because the tax consequences may vary depending upon the individual circumstances of a Limited Partner. It is generally directed to Limited Partners that are qualified plans and trusts under Code Section 401(a) and individual retirement accounts ("IRAs") under Code Section 408 (collectively "Tax Exempt Plans") and that are the original purchasers of the Units and hold interests in the Partnership as "capital assets" (generally, property held for investment). Each Limited Partner that is not a tax-exempt Plan is strongly encouraged to consult its own tax advisor as to the rules which are specifically applicable to it. Except as otherwise specifically set forth herein, this summary does not address foreign, state or local tax consequences, and is inapplicable to nonresident aliens, foreign corporations, debtors under the jurisdiction of a court in a case under federal bankruptcy laws or in a receivership, foreclosure or similar proceeding, or an investment company, financial institution or insurance company.

Tax Treatment of Tax Exempt Plans

      Sale of Property Interest and Liquidation of Partnership

      The Managing General Partner is proposing to sell the Partnership's Property Interest as well as any other royalties and overriding royalties the Partnership may own. After the sale of the properties, the Partnership's assets will consist solely of cash, which will be distributed to the partners in complete liquidation of the partnership.

      Tax Exempt Plans are subject to tax on their unrelated business taxable income ("UBTI"). UBTI is income derived by an organization from the conduct of a trade or business that is substantially unrelated to its performance of the function that constitutes the basis of its tax exemption (aside from the need of such organization for funds). Royalty interests, dividends, interest and gain from the disposition of capital assets are generally excluded from classification as UBTI. Notwithstanding these exclusions, royalties, interest, dividends, and gains will create UBTI if they are received from debt-financed property, as discussed below.

      The Internal Revenue Service has previously ruled that the Partnership's Property Interest, as structured under the NP/OR, is a royalty, as are any overriding royalties the Partnership may own. To the extent that the Property Interest is not debt-financed property, neither the sale of the Property Interest by the Partnership nor the liquidation of the Partnership is expected to cause Limited Partners that are Tax Exempt Plans to recognize taxable gain or loss for federal income tax purposes, even though there may be gain or loss upon the sale of the Property Interest for federal income tax purposes.

      Debt-Financed Property

      Debt-financed property is property held to produce income that is subject to acquisition indebtedness. The income is taxable in the same proportion which the debt bears to the total cost of acquiring the property. Generally, acquisition indebtedness is the unpaid amount of (i) indebtedness incurred by a Tax Exempt Plan to acquire an interest in a partnership, (ii) indebtedness incurred in acquiring or improving property, or (iii) indebtedness incurred either before or after the acquisition or improvement of property or the acquisition of a partnership interest if such indebtedness would not have been incurred but for such acquisition or improvement, and if incurred subsequent to such acquisition or improvement, the incurrence of such indebtedness was reasonably foreseeable at the time of such acquisition or improvement. Generally, property acquired subject to a mortgage or similar lien is considered debt-financed property even if the organization acquiring the property does not assume or agree to pay the debt. Notwithstanding the foregoing, acquisition indebtedness excludes certain indebtedness incurred by Tax Exempt Plans other than IRAs to acquire or improve real property. Although this exception may apply, its usefulness may be limited due to its technical requirements and the fact that the debt excluded from classification as acquisition indebtedness appears to be debt incurred by a partnership and not debt incurred by a partner directly or indirectly in acquiring a partnership interest.

      If a Limited Partner that is a Tax Exempt Plan borrowed to acquire its Partnership Interest or had borrowed funds either before or after it acquired its Partnership Interest, its pro rata share of Partnership gain on the sale of the Property Interest may be UBTI. The Managing General Partner has represented that (i) the Partnership did not borrowed money to acquire its Property Interest, and (ii) that the Property Interest of the Partnership is not subject to any debt, mortgages or similar liens that will cause the Partnership's Property Interest to be debt-financed property under Code Section 514. If a Tax Exempt Plan has not caused its Partnership Interest to be debt-financed property, and based upon the representations of the Managing General, the Property Interest is not expected to be considered debt-financed property.

Tax Treatment of Limited Partners Subject to Federal Income Tax Due to Debt-financing or Who are Not Tax Exempt Plans

      All references hereinbelow to Limited Partners refers solely to Limited Partners that either are not Tax Exempt Plans or are Tax Exempt Plans whose Partnership Interest is debt-financed. To the extent that a Tax Exempt Plan's Partnership Interest is only partially debt-financed, the percentage of gain or loss from the sale of the Property Interest and liquidation of the Partnership that will be subject to taxation as UBTI is the percentage of the Tax Exempt Plan's share of Partnership income, gain, loss and deduction adjusted by the following calculation. Section 514(a)(1) includes, with respect to each debt-financed property, as gross income from an unrelated trade or business an amount which is the same percentage of the total gross income derived during the taxable year from or on account of the property as (i) the average acquisition indebtedness for the taxable year with respect to the property is of (ii) the average amount of the adjusted basis of the property during the period it is held by the organization during the taxable year (the "debt/basis percentage").

      A similar calculation is used to determine the allowable deductions. For each debt-financed property, the amount of the deductions directly attributable to the property are multiplied by the debt/basis percentage, which yields the allowable deductions. If the average acquisition indebtedness is equal to the average adjusted basis, the debt/basis percentage is zero and all the income and deductions are included within UBTI. The debt/basis percentage is calculated on an annual basis.

      Tax Exempt Plans with debt-financed Partnership Interests should consult their tax advisors to determine the portion of gain or loss that may be recognized for federal income tax purposes. The following discussion of the tax consequences of the sale of the Partnership Property Interest and the liquidation of the Partnership assumes that all of a Limited Partner's income, gain, loss and deduction from the Partnership is subject to federal taxation.

Taxable Gain or Loss Upon Sale of Properties

      A Limited Partner will realize and recognize gain or loss, or a combination of both, upon the Partnership's sale of its properties prior to liquidation. The amount of gain realized with respect to each property, or related asset, will be an amount equal to the excess of the amount realized by the Partnership and allocated to the Limited Partner (i.e., cash or consideration received) over the Limited Partner's adjusted tax basis for such property. Conversely, the amount of loss realized with respect to each property or related asset will be an amount equal to the excess of the Limited Partner's tax basis over the amount realized by the Partnership for such property and allocated to the Limited Partner. It is projected that taxable loss will be realized upon the sale of Partnership properties and that such loss will be allocated among the Limited Partners in accordance with the Partnership Agreement. The Partnership Agreement includes an allocation provision that requires allocations pursuant to a liquidation be made among Partners in a fashion that equalizes capital accounts of the Partners so that the amount in each Partner's capital account will reflect such Partner's sharing ratio of income and loss. The extent to which capital accounts can be equalized, however, is limited by the amount of gain and loss available to be allocated.

      Realized gains and losses generally must be recognized and reported in the year the sale occurs. Accordingly, each Limited Partner will realize and recognize his allocable share of gains and losses in his tax year within which the Partnership properties are sold.

Liquidation of the Partnership

      After sale of its properties, the Partnership's assets will consist solely of cash which it will distribute to its partners in complete liquidation. The Partnership will not realize gain or loss upon such distribution of cash to its partners in liquidation. If the amount of cash distributed to a Limited Partner in liquidation is less than such Limited Partner's adjusted tax basis in his Partnership interest, the Limited Partner will realize and recognize a capital loss to the extent of the excess. If the amount of cash distributed is greater than such Limited Partner's adjusted tax basis in his Partnership interest, the Limited Partner will recognize a capital gain to the extent of the excess. Because each Limited Partner paid a portion of syndication and formation costs upon entering the Partnership, neither of which costs were deductible expenses, it is anticipated that liquidating distributions to Limited Partners will be less than such Limited Partners' bases in their Partnership interests and thus will generate capital losses.

Capital Gains Tax

      Net long-term capital gains of individuals, trusts and estates will be taxed at a maximum rate of 20%, while ordinarily income, including income from the recapture of depletion, will be taxed at a maximum rate depending on that Limited Partner's taxable income of 36% or 39.6%. With respect to net capital losses, other than Section 1231 net losses, the amount of net long-term capital loss that can be utilized to offset ordinary income will be limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500, in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations. Corporations are taxed on net long-term capital gains at their ordinary Section 11 rates and are allowed to carry net capital losses back three years and forward five years.

Passive Loss Limitations

      Limited Partners that are individuals, trusts, estates, or personal service corporations are subject to the passive activity loss limitations rules that were enacted as part of the Tax Reform Act of 1986.

      A Limited Partner's allocable share of Partnership income, gain, loss, and deduction is treated as derived from a passive activity, except to the extent of Partnership portfolio income, which includes interest, dividends, royalty income and gains from the sale of property held for investment purposes. A Limited
Partner's allocable share of any gain or loss realized on sale of the Partnership's net profits interest is expected to be characterized as portfolio and may not offset, or be offset by, passive activity gains or losses.

      THE FOREGOING DISCUSSION IS INTENDED TO BE A SUMMARY OF CERTAIN INCOME TAX CONSIDERATIONS OF THE SALE OF PROPERTIES AND LIQUIDATION. EACH LIMITED PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING ITS PARTICULAR TAX CIRCUMSTANCES AND THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE SALE OF PROPERTIES AND THE LIQUIDATION OF THE PARTNERSHIP.

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                           BUSINESS OF THE PARTNERSHIP

      The Partnership is a Texas limited partnership formed December 31, 1990. Units in the Partnership are registered under Section 12(g) of the Securities Exchange Act of 1934. In addition to the following information about the business of the Partnership, see the attached Annual Report on Form 10-K for the year ended December 31, 1996, and its quarterly report on Form 10-Q for the second quarter of 1997, both included herewith.

Reserves

      For information about the Partnership's interest in oil and gas reserves and future net revenue expected from the production of those reserves as of December 31, 1996, see the attached report which was audited by H.J. Gruy and Associates, Inc., independent petroleum consultants. It should be noted that the reserve estimates in the Annual Report on Form 10-K reflect the entire
Partnership reserves and that the reserve report in the attached letter from H.J. Gruy and Associates, Inc. reflects only the Limited Partners' share of the Partnership's estimated oil and gas reserves. This report has not been updated to include the effect of production since year-end 1996, nor has the annual review of estimated quantities done each year-end taken place for 1997.

      There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates and timing of production, future costs and future development plans. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ from those in the attached report. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate, and, as a general rule, reserve estimates based upon volumetric analysis are inherently less reliable than those based on lengthy production history. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

      In estimating the Partnership's interest in oil and natural gas reserves, the Managing General Partner, has used flat pricing based upon estimates of 1997 average prices, without escalation, except in those instances where fixed and determinable gas price escalations are covered by contracts, limited to the price the Partnership reasonably expects to receive. These pricing assumptions vary from those mandated by the Securities and Exchange Commission ("SEC") for reserves disclosures under applicable SEC rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. The Managing General Partner has determined not to use these higher prices because current estimates of 1997 average prices more accurately reflect prices purchasers of properties are willing to pay, rather than higher values which do not reflect the decrease in prices since year-end 1996. For example, the weighted average price of gas received by the Partnership during the first six months of 1997 was $2.36 per Mcf, as compared to $4.68 per Mcf at December 31, 1996. The Managing General Partner does not believe that any favorable or adverse event causing a significant change in the estimated quantity of proved reserves set forth in the attached report has occurred between December 31, 1996, and the date of this Proxy Statement.

      Future prices received for the sale of production from properties in which the Partnership has an interest may be higher or lower than the prices used in the Partnership's estimates of oil and gas reserves; the operating costs relating to such production may also increase or decrease from existing levels.

The Managing General Partner

      Subject to certain limitations set forth in the Partnership Agreement, the Managing General Partner has full, exclusive and complete discretion in the management and control of the business of the Partnership. The Managing General Partner has general liability for the debts and obligations of the Partnership.

      The Managing General Partner is engaged in the business of oil and gas exploration, development and production, and the Managing General Partner serves as the general partner of a number of other oil and gas income and pension partnerships. The Managing General Partner's common stock is traded on the New York and Pacific Stock Exchanges.

      The principal executive offices of the Managing General Partner are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, telephone number (281) 874-2700.

Transactions Between the Managing General Partner and the Partnership

      The Managing General Partner receives operating fees for wells in which the Partnership has a net profits interest and for which the Managing General Partner or its affiliates serve as operator. It is anticipated that, due to the sale of interests in wells by the Operating Partnership, the Managing General Partner will no longer serve as operator for a number of the wells in which the Partnership has a net profits interest. To the extent that the operator changes because of a change in ownership of the properties, the Managing General Partner will lose the revenues it currently earns as operator, which are less than 1.0% of the Managing General Partner's net revenues. The Managing General Partner believes, however, that it will be positively affected, on the other hand, by liquidation of the Partnership, on the basis of its ownership interest in the Partnership. See "The Proposal--Estimates of Liquidating Distribution Amount," and "The Proposal--Impact on the Managing General Partner."

      Under the Partnership Agreement, the Managing General Partner has received certain compensation for its services and reimbursement for expenditures made on behalf of the Partnership, which was paid at closing of the offering of Units, in addition to revenues distributable to the Managing General Partner with respect to its general partnership interest or limited partnership interests it has purchased. In addition to those revenues, compensation and reimbursements, the following summarizes the transactions between the Managing General Partner and the Partnership pursuant to which the Managing General Partner has been paid or has had its expenses reimbursed on an ongoing basis:

      o The Managing General Partner has received management fees of $73,259, internal acquisition costs reimbursements of $143,297 and formation costs reimbursements of $58,608 from the Partnership from inception through June 30, 1997.

      o The Managing General Partner receives per-well monthly operating fees from the Operating Partnership for certain producing wells in which the Partnership owns Property Interests and for which it serves as operator in accordance with the joint operating agreements for each of such wells. The fees that are set in the joint operating agreements are negotiated with the other working interest owners of the properties.

      o The Managing General Partner is entitled to be reimbursed and has been reimbursed from inception to June 30, 1997, $277,025 for general and administrative costs incurred on behalf of and allocable to the Partnership, including employee salaries and office overhead. Amounts are calculated on the basis of Limited Partner capital contributions to the Partnership relative to limited partner contributions of all partnerships for which the Managing General Partner serves as Managing General Partner.

      o The Managing General Partner has been reimbursed $11,504 for direct expenses, all of which was billed by, and then paid directly to, third party vendors.

No Trading Market

      There is no trading market for the Units, and none is expected to develop. Under the Partnership Agreement, the Limited Partners have the right to present their Units to the Managing General Partner for repurchase at a price determined in accordance with the formula established by Article XVIII of the Partnership Agreement. Originally, 279 Limited Partners invested in the Partnership. Through December 31, 1996, the Managing General Partner had purchased 1,214 Units from Limited Partners pursuant to the right of presentment. As of October 15, 1997, there were 277 Limited Partners (excluding the Managing General Partner). The Managing General Partner does not have an obligation to repurchase Limited Partner interests pursuant to this right of presentment but merely an option to do so when such interests are presented for repurchase.

Principal Holders of Limited Partner Units

      The Managing General Partner holds 4.14% of the Units of the Partnership. To the knowledge of the Managing General Partner, there is no holder of Units that holds more than 5% of the Units.

Approvals

      No federal or state regulatory requirements must be satisfied or approvals obtained in connection with the sale of the Partnership's Property Interests.

Legal Proceedings

      The Managing General Partner is not aware of any material pending legal proceedings to which the Partnership is a party or of which any of its property is the subject.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND
                        ATTACHMENT OF INFORMATION HERETO

      The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996, and its quarterly report on Form 10-Q for the second quarter of 1997, which are attached hereto and incorporated herein by reference. Additionally, a reserve report dated May 20, 1997, prepared as of December 31, 1996, and audited by H.J. Gruy and Associates, Inc. is attached hereto.

                                 OTHER BUSINESS

      The Managing General Partner does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the Meeting by any other person.


                                             SWIFT ENERGY COMPANY
                                             as Managing General Partner of
                                             Swift Energy Managed Pension Assets
                                             Partnership 1990-D, Ltd.

                                             /S/ John R. Alden
                                             -----------------------------------
                                              John R. Alden
                                              Secretary

                                  FORM OF PROXY

          SWIFT ENERGY MANAGED PENSION ASSETS PARTNERSHIP 1990-D, LTD.

                 This Proxy is Solicited by the Managing General
             Partner for a Special Meeting of Limited Partners to be
                            held on November 25, 1997

      The undersigned hereby constitutes and appoints A. Earl Swift, Bruce H. Vincent, Terry E. Swift or John R. Alden, as duly authorized officers of Swift Energy Company, acting in its capacity as Managing General Partner of the Partnership, or any of them, with full power of substitution and revocation to each, the true and lawful attorneys and proxies of the undersigned at a Special Meeting of the Limited Partners (the "Meeting") of SWIFT ENERGY MANAGED PENSION ASSETS PARTNERSHIP 1990-D, LTD. (the "Partnership") to be held on November 25, 1997 at 4:00 p.m. Houston time, at 16825 Northchase Drive, Houston, Texas, and any adjournments thereof, and to vote as designated, on the matter specified below, the Partnership Units standing in the name of the undersigned on the books of the Partnership (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting:



The adoption of a proposal                         FOR     AGAINST     ABSTAIN
("Proposal") for (a) sale of
substantially all of the assets                    [ ]       [ ]         [ ]
of the Partnership (consisting
of its net profits interest), and
(b) the dissolution, winding up and
termination of the Partnership. The
undersigned hereby directs said proxies
to vote:

      This proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, it will be voted FOR the Proposal.

      Receipt of the Partnership's Notice of Special Meeting of Limited Partners and Proxy Statement dated October 15, 1997 is acknowledged.



                PLEASE SIGN AND RETURN THE PROXY IN THE ENCLOSED,
                     POSTAGE-PAID, PRE-ADDRESSED ENVELOPE BY
                               NOVEMBER 15, 1997.



SIGNATURE                                                   DATE
--------------------------------                            -------------------

SIGNATURE                                                   DATE
--------------------------------                            -------------------

SIGNATURE                                                   DATE
--------------------------------                            -------------------

      If Limited Partnership Units are held jointly, all joint tenants must sign.

                               DOCUMENTS INCLUDED

      The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 and its quarterly report on Form 10-Q for the second quarter of 1997 are included with this Proxy Statement and incorporated herein by reference. See "Incorporation of Certain Information By Reference and Attachment of Such Information Hereto." Additionally, a reserve report dated May 20, 1997, prepared as of December 31, 1996, and audited by H.J. Gruy and Associates, Inc., is attached hereto.


                                TABLE OF CONTENTS

SUMMARY........................................................................1
      General..................................................................1
      Partnership Property Interests...........................................1
      Method of Sale...........................................................2

PARTNERSHIP PROPERTY INTERESTS.................................................3

SPECIAL CONSIDERATIONS.........................................................4
      Reasons for the Proposal.................................................4
      Fairness of the Proposal.................................................4

GLOSSARY OF TERMS..............................................................6

VOTING ON THE PROPOSAL.........................................................7
      Vote Required............................................................7
      Proxies; Revocation......................................................7
      No Appraisal or Dissenters' Rights Provided..............................8
      Solicitation.............................................................8

RISK FACTORS...................................................................8
      Uncertainty of Liquidating Distributions.................................8
      Undetermined Sales Prices; Volatility of Oil and Gas Prices..............8
      Dependence on Operating Partnership......................................9
      Prices Used for Calculation of PV-10 Value of Proved Reserves............9

THE PROPOSAL...................................................................9
      General..................................................................9
      Partnership Financial Performance and Condition.........................10
      Estimates of Liquidating Distribution Amount............................13
      Fairness of the Proposal; Comparison of Sale Versus Continuing
      Operations..............................................................15
      Reasons for the Proposal................................................16
      Simultaneous Proposal to Operating Partnership..........................17
      Steps to Implement the Proposal.........................................17
      Impact on the Managing General Partner..................................19
      Recommendation of the Managing General Partner..........................20

FEDERAL INCOME TAX CONSEQUENCES...............................................20
      General.................................................................20
      Tax Treatment of Tax Exempt Plans.......................................21
      Tax Treatment of Limited Partners Subject to Federal Income Tax
         Due to Debt-financing or Who are Not Tax Exempt Plans................22
      Taxable Gain or Loss Upon Sale of Properties............................22
      Liquidation of the Partnership..........................................23
      Capital Gains Tax.......................................................23
      Passive Loss Limitations................................................23

BUSINESS OF THE PARTNERSHIP...................................................24
      Reserves................................................................24
      The Managing General Partner............................................25
      Transactions Between the Managing General Partner and the Partnership...25
      No Trading Market.......................................................26
      Principal Holders of Limited Partner Units..............................26
      Approvals...............................................................26
      Legal Proceedings.......................................................26

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND
      ATTACHMENT OF INFORMATION HERETO........................................26

OTHER BUSINESS................................................................27

FORM OF PROXY.................................................................28


                                       ii

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